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                                                                   Exhibit 10.16




                                   QUOTA SHARE
                              REINSURANCE CONTRACT

                                    Issued to

                   Continental Heritage Insurance Company
                 (Hereinafter referred to as the "Company")

                                       By

                           Century Surety Company
                (Hereinafter referred to as the "Reinsurer")


ARTICLE I - CLASSES OF BUSINESS REINSURED

A. By this Contract the Company obligates itself to cede to the Reinsurer and the Reinsurer obligates itself to accept 100% quota share reinsurance of the Company's gross liability under policies, contracts and binders of insurance (hereinafter called "policies") issued or renewed on or after the effective date hereof and classified by the Company as all property and casualty lines of business except for surety and as further defined in Schedule A attached to and forming part of this agreement.

B. The liability of the Reinsurer with respect to each cession hereunder shall commence obligatorily and simultaneously with that of the Company, subject to the terms, conditions and limitations hereinafter set forth.

ARTICLE II - COMMENCEMENT AND TERMINATION

A. This Contract shall become effective on January 1, 2004 with respect to losses occurring on or after that date and shall continue in force thereafter until December 31, 2006.

B. Either party may terminate this Contract on any January 1 following the first two year term by giving the other party not less than 90 days prior notice by certified mail.

C. Unless the Company elects otherwise, reinsurance hereunder on business in force on the effective date of termination shall remain in full force and effect until expiration, cancellation or next premium anniversary of such business, whichever first occurs, but in no event beyond 12 months (plus up to 6 months odd time) following the effective date of termination.


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ARTICLE III - ORIGINAL CONDITIONS

A. All reinsurance under this Contract shall be subject to the same rates, terms, conditions and waivers, and to the same modifications and alterations as the respective policies of the Company. The Reinsurer shall be credited with its exact proportion of the original premiums written by the Company, whether collectible or not, prior to disbursement of any dividends, but after deduction of premiums, if any, ceded by the Company for inuring reinsurance.

B. Nothing herein shall in any manner create any obligations or establish any rights against the Reinsurer in favor of any third party or any persons not parties to this Contract.

ARTICLE IV - COMMISSION

A. The Reinsurer shall allow the Company a 5% commission on all premiums ceded to the Reinsurer hereunder. The Company shall allow the Reinsurer return commission on return premiums at the same rate.

B. It is expressly agreed that the ceding commission allowed the Company does not include taxes, and all board, exchange and bureau assessments, and all other expenses of whatever nature, or loss adjustment expenses.

ARTICLE V - LOSS IN EXCESS OF POLICY LIMITS/ECO

A. In the event the Company pays or is held liable to pay an amount of loss in excess of its policy limit, but otherwise within the terms of its policy (hereinafter called "loss in excess of policy limits") or any punitive, exemplary, compensatory or consequential damages, other than loss in excess of policy limits (hereinafter called "extra contractual obligations") because of alleged or actual bad faith or negligence on its part in rejecting a settlement within policy limits, or in discharging its duty to defend or prepare the defense in the trial of an action against its policyholder, or in discharging its duty to prepare or prosecute an appeal consequent upon such an action, or in otherwise handling a claim under a policy subject to this Contract, 100% of the loss in excess of policy limits and/or 100% of the extra contractual obligations shall be covered under this Contract.

B. An extra contractual obligation shall be deemed to have occurred on the same date as the loss covered or alleged to be covered under the policy.


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C.    Notwithstanding anything stated herein, this Contract shall not apply to any loss in excess of policy limits or any extra contractual obligation incurred by the Company as a result of any fraudulent and/or criminal act by any officer or director of the Company acting individually or collectively or in collusion with any individual or corporation or any other organization or party involved in the presentation, defense or settlement of any claim covered hereunder.

D. Recoveries from any form of insurance or reinsurance which protects the Company against claims the subject matter of this Article shall inure to the benefit of this Contract.

ARTICLE VI - LOSSES AND LOSS ADJUSTMENT EXPENSES

A. Losses shall be reported by the Company in summary form as hereinafter provided, and the Reinsurer shall have the right to participate in the adjustment of losses subject to this Contract at its own expense.

B. All claim or loss settlements made by the Company, whether under strict policy conditions or by way of compromise, shall be binding on the Reinsurer, and the Reinsurer shall pay or allow, as the case may be, 100% of each such settlement as provided in Article VIII.

C. In the event of a claim under a policy subject hereto, the Reinsurer shall be liable for 100% of loss adjustment expenses incurred by the Company in connection therewith (including litigation expenses and interest on judgments, but not including office expenses or salaries of the Company's regular employees), and shall be credited with 100% of any recoveries of such expense.

ARTICLE VII - SALVAGE AND SUBROGATION

The Reinsurer shall be credited with its proportionate share of salvage (i.e., reimbursement obtained or recovery made by the Company, less the actual cost, excluding salaries of officials and employees of the Company and sums paid to attorneys as retainer, of obtaining such reimbursement or making such recovery) on account of claims and settlements involving reinsurance hereunder. The Company hereby agrees to enforce its rights to salvage or subrogation relating to any loss, a part of which loss was sustained by the Reinsurer, and to prosecute all claims arising out of such rights.


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ARTICLE VIII - REPORTS AND REMITTANCES

A. Within 45 days after the end of each month, the Company shall report to the Reinsurer:

      1.    Ceded written premiums for the month;

      2.    Ceding commission on (1) above;

      3.    Ceded losses and loss adjustment expenses paid during the month;

      4.    Ceded unearned premiums as of the end of the month;

      5. The ceded reserves for losses and loss adjustment expenses outstanding at the end of the month.

      The positive balance of (1) less (2) less (3) shall be remitted by the Company with its report. Any balance shown to be due the Company shall be remitted by the Reinsurer to the Company as promptly as possible and not to exceed 30 days after receipt and verification of the Company's report.

B. Quarterly, the Company shall furnish the Reinsurer with such information as the Reinsurer may require to complete its Annual Convention Statement.

ARTICLE IX - OFFSET

The Company or the Reinsurer shall have, and may exercise at any time and from time to time, the right to offset any balance or balances, whether on account of premiums or on account of losses or otherwise, due from one party to the other under the terms of this Contract. However, in the event of the insolvency of any party hereto, offset shall only be allowed in accordance with applicable law.

ARTICLE X - ACCESS TO RECORDS

The Reinsurer, by its duly appointed representatives, shall have the right at any reasonable time to examine, and take copies of, all records of the Company referring to business effected hereunder.

This Contract shall be governed by and construed in accordance with the laws of the State of Ohio.

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ARTICLE XI - ERRORS AND OMISSIONS

Inadvertent delays, errors or omissions made in connection with this Contract or any transaction hereunder shall not relieve either party from any liability which would have attached had such delay, error or omission not occurred, provided always that such error or omission will be rectified as soon as possible after discovery.

ARTICLE XII - INSOLVENCY

In the event of the insolvency of the Company, this reinsurance shall be payable directly to the Company or to its liquidator, receiver, conservator or statutory successor on the basis of the liability of the Company without diminution because of the insolvency of the Company or because the liquidator, receiver, conservator or statutory successor of the Company has failed to pay all or a portion of any claim. It is agreed, however, that the liquidator, receiver, conservator or statutory successor of the Company shall give written notice to the Reinsurer of the pendency of a claim against the Company indicating the policy or bond reinsured which claim would involve a possible liability on the part of the Reinsurer within a reasonable time after such claim is filed in the conservation or liquidation proceeding or in the receivership, and that during the pendency of such claim, the Reinsurer may investigate such claim and interpose, at its own expense, in the proceeding where such claim is to be adjudicated, any defense or defenses that it may deem available to the Company or its liquidator, receiver, conservator or statutory successor. The expense thus incurred by the Reinsurer shall be chargeable, subject to the approval of the Court, against the Company as part of the expense of conservation or liquidation to the extent of a pro rata share of the benefit which may accrue to the Company solely as a result of the defense undertaken by the Reinsurer.

ARTICLE XIII - ARBITRATION

A. As a condition precedent to any right of action hereunder, in the event of any dispute or difference of opinion hereafter arising with respect to this Contract, it is hereby mutually agreed that such dispute or difference of opinion shall be submitted to arbitration. One Arbiter shall be chosen by the Company, the other by the Reinsurer, and an Umpire shall be chosen by the two Arbiters before they enter upon arbitration, all of whom shall be active or retired disinterested executive officers of insurance or reinsurance companies or Lloyd's of London Underwriters. In the event that either party should fail to choose an Arbiter within 30 days following a written request by the other party to do so, the requesting party may choose two Arbiters who shall in turn choose an Umpire before entering upon arbitration. If the two Arbiters fail to agree upon the selection of an Umpire within


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      30 days following their appointment, each Arbiter shall name three nominees, of whom the other shall decline two, and the decision shall be made by drawing lots.

B. Each party shall present its case to the Arbiters within 30 days following the date of appointment of the Umpire. The Arbiters shall consider this Contract as an honorable engagement rather than merely as a legal obligation and they are relieved of all judicial formalities and may abstain from following the strict rules of law. The decision of the Arbiters shall be final and binding on both parties; but failing to agree, they shall call in the Umpire and the decision of the majority shall be final and binding upon both parties. Judgment upon the final decision of the Arbiters may be entered in any court of competent jurisdiction.

C. Each party shall bear the expense of its own Arbiter, and shall jointly and equally bear with the other the expense of the Umpire and of the arbitration. In the event that the two Arbiters are chosen by one party, as above provided, the expense of the Arbiters, the Umpire and the arbitration shall be equally divided between the two parties.

D. Any arbitration proceedings shall take place at a location mutually agreed upon by the parties to this Contract, but notwithstanding the location of arbitration, all proceedings pursuant hereto shall be governed by the law of the state in which the Company has its principal office.

IN WITNESS WHEREOF, the parties hereto have caused this Contract to be executed by their duly authorized representatives at:

Columbus, Ohio, this 1st day of January, 2004.

                        /s/ Roswell P. Ellis
                        ------------------------------------------------------
                        Continental Heritage Insurance Company


Columbus, Ohio, this 1st day of January, 2004.

                        /s/ Christopher J. Timm
                        ------------------------------------------------------
                        Century Surety Company


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                                   Schedule A

Business classified as Property and Casualty lines of business and covered under its current reinsurance agreements provided such business is authorized specifically in writing by the Company.


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